UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/29/2007

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 25, 2007, Sharper Image Corporation (the "Company") entered into an amendment to its revolving secured credit facility with Wells Fargo Retail Finance, LLC ("Wells Fargo"). The amended facility has been extended to expire on May 25, 2012, and increases the amount available to a maximum of $120 million from $85 million, eliminates the EBITDA-related financial covenant that applied if the Company's eligible borrowing base fell below a certain level, and increases the amounts that can be borrowed against eligible accounts receivable and inventory. Loans under the amended credit facility bear interest at the LIBOR rate plus a margin ranging from 1.50% to 2.00%, or at Wells Fargo's prime rate plus a margin ranging from 0% to 0.25%.
The Company also stated that it had a commitment letter for a term loan with Wells Fargo to permit borrowings up to a specified percentage of the appraised value of the Company's intellectual property, up to a maximum of $20 million. The commitment letter is subject to negotiation of definitive agreements, an acceptable appraisal of the value of the Company's intellectual property, successful syndication of the loan by Wells Fargo and other customary conditions. The Company can not provide any assurance that the term loan will ultimately become available or as to the appraised value of its intellectual property.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.
Exhibit No.                Description
10.1                        Sixth Amendment to Loan and Security Agreement dated May 25, 2007 between the Company and Wells Fargo, National Association
99.1                        Press release, dated May 29, 2007, announcing amendment to the Loan and Security Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: May 29, 2007	By:	/s/ Steven A. Lightman
Steven A. Lightman
Chief Executive Office, President, Director

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release, dated May 29, 2007, announcing amendment to the Loan and Security Agreement